Exhibit 4.15

Independent Non-executive Director’s Service Agreement

between

China Life Insurance Company Limited

and

Mr. Chau Tak Hay

February 6, 2004

Contents

1.	Definitions and Interpretation.	3
2.	Appointment.	4
3.	Term.	4
4.	Party B’s Duties	4
5.	Liability.	5
6.	Indemnification.	5
7.	Compensation and Reimbursement.	5
8.	Effect of Limitation.	6
9.	Termination.	6
10.	Notice.	6
11.	Confidentiality.	7
12.	Governing Law and Dispute Settlement.	7
13.	Miscellaneous.	8

This Agreement is entered into on February 6, 2004 by and between the following two parties:

(a)	China Life Insurance Company Limited (“Party A”), a joint stock limited company duly organized and existing under the laws of the People’s Republic of China (the “PRC”) (Business License Number: 1000001003796), with its registered address at China Life Building, No. 16 Chaowai Avenue, Chaoyang District, Beijing; and

(b)	Mr. Chau Tak Hay (“Party B”), his HK ID number being A812998(6).

Party	A and Party B agree as follows:

1.	Definitions and Interpretation.

1.1	Definitions.

For the purpose of this Agreement, unless otherwise provided herein:

“RMB” refers to the legal currency of the PRC and its basic unit is “yuan”.

“Board” refers to Party A’s board of directors.

“Company Law” refers to the Company Law of the PRC as passed by the Fifth Session of the Standing Committee of the Eighth National People’s Congress on December 29, 1993 and amended by the Thirteenth Session of the Standing Committee of the Ninth National People’s Congress on December 25, 1999, as well as relevant laws and regulations.

“Insurance Law” refers to the Insurance Law of the PRC as passed by the Fourteenth Session of the Standing Committee of the Eighth National People’s Congress on June 30, 1995 and amended by the Thirtieth Session of the Standing Committee of the Ninth National People’s Congress on October 28, 2002, as well as relevant laws and regulations.

“Special Regulation” refers to the State Council’s Special Regulation on Overseas Offering and Listing of Joint Stock Limited Company promulgated by No. 160 Order of the State Council of the PRC on August 4, 1994.

“Qualification Rules” refers to the Qualification Rules of Senior Management at Insurance Company put into effect by China Insurance Regulatory Commission on April 1, 2002.

“Month” refers to a calendar month.

1.2	Interpretation.

Unless otherwise provided herein, for the purpose of this Agreement,

(a)	A “Party” means the party or parties hereto;

(b)	“Article” or “Clause” are the articles or clauses hereof;

(c)	This Agreement shall be construed as the agreement may be extended, amended, altered or supplemented from time to time; and

(d)	All titles are for reference only and shall not have any bearing on the interpretation of this Agreement.

2.	Appointment.

Party A agrees to employ Party B in accordance with the terms and conditions hereof, while Party B agrees to serve as independent non-executive director on the Board in accordance with the terms and conditions hereof.

3.	Term.

Unless otherwise provided in Article 9, Party B shall be employed by Party A for a three-year term starting from the date of the resolution of shareholders’ general meeting to employ Party B as independent non-executive director on the Board. Such term shall be renewed upon reelection or reappointment, subject to the approvals of both Parties. This Agreement shall continue to be in effect upon Party B’s reelection or reappointment, unless so terminated as provided by Article 9.

4.	Party B’s Duties

4.1	Party B hereby undertakes to Party A that he shall, within his term,

(a)	as Party A’s director, perform such duties as assigned from time to time by the Board and exercise such powers as delegated from time to time by the Board;

(b)	comply with and conform to any legitimate instructions or guidance issued or made by the Board from time to time and serve Party A to the extent of fiduciary duty and care, and improve Party A’s business and protect Party A’s interest as a whole with his best effort; and

(c)	concentrate on and devote his diligence to Party A’s business and interest, and handle Party A’s business and interest in person during any course of normal business hours and such other time as reasonably requested by Party A, with the exemption for those Party B is unable to perform due to illness or Force Majeure, and where shall notify the secretary of the Board in writing of such situation and submit such evidence for the illness or Force Majeure as maybe requested by Party A.

4.2	Party B’s Undertakings:

(a)	To Party A, Party B undertakes to comply with and conform to the Company Law, the company’s articles of association, Acquisition and Merger Rules and Share Repurchase Rules set forth by the Securities and Futures Commission of Hong Kong. Party A shall be entitled to the remedies provided in the company’s articles of association. This Agreement and the position of director may not be transferred.

(b)	To Party A representing each shareholder, Party B undertakes to follow and perform all the responsibilities to shareholders provided in the Company’s Articles of Association.

5.	Liability.

Party B shall be liable for all the losses of the Company incurred by his violation of laws, the company’s articles of association and this Agreement during the performance of his duties.

6.	Indemnification.

Party B shall not be liable for all the losses and liability of the company or some third party directly or indirectly incurred by his performance of his duties, provided he performs his fiduciary duties and to the company’s best interest or not in violation of the company’s best interest based on his reasonable judgment. Under the foregoing circumstances, Party A shall fully indemnify Party B for all the losses suffered by Party B, or legal fees, expenses and damages arising out of any criminal or civil liability borne by Party B or the legal defense for the persecution and litigation against Party B incurred by the company or some third party. If Party B has no reasonable cause to be aware of the violation of laws and relevant rules by his action, he shall not be liable for any criminal proceedings or procedures incurred by such action. Party A shall be liable for all the losses and liabilities arising from such action.

Party B shall be liable for the Board’s resolution. Any director participating in a Board resolution which is in violation of laws, administrative regulations or the company’s articles of association and results in losses of Party A shall be liable for the damages of Party A. If Party B is able to prove his disapproval of such resolution at the voting and show such record in the minutes, he shall not be liable for such resolution.

7.	Compensation and Reimbursement.

7.1	As the allowance for the duties set forth in Article 4, Party A shall compensate Party B for his service during his term in accordance with the annual allowance standard approved by shareholders’ general meeting.

7.2	Party A shall reimburse Party B for all the necessary and reasonable expenses (including travel expense, food and lodging expense and other actual expense) justifiably arising from the performance of the duties provided herein during his term, and may request Party B to produce relevant receipts and evidence.

8.	Effect of Limitation.

Although both Parties consider the limitation provided herein to be reasonable under various circumstances, both Parties agree that with regard to the protection of the company’s confidential information and other legal investment interest, such limitation as a whole is considered beyond the reasonable bound and impossible to be implemented, however, once a part or several parts of it is or are removed and it is considered to be reasonable and executable, such limitation shall be applied as if such part or parts is or are removed.

9.	Termination.

9.1	If Party B, during his term, is in material violation of the terms and conditions herein, or severely damages Party A’s interest, or is bankrupt or unable to pay up his personal debts, or commits serious criminal offense, or is under the situation set forth in Article 57 and Article 58 of the Company Law which disqualifies him as the director, or violates the provisions in the Insurance Law and Qualification Rules with respect to the servitude of senior management at an insurance company, or is deemed as a person who is prohibited to access the market by the China Securities Regulatory Commission pursuant to Article 4 of the Temporary Rules on Access Prohibition of Securities Market, Party A shall remove him from the Board immediately after the approval of such resolution at a shareholders’ meeting. Party B shall not claim for any damages for such removal after he’s removed from the Board.

9.2	Party B shall resign from the Board forthwith upon the termination of the appointment regardless of any reasons.

10.	Notice.

Any notice or other communication made by one Party pursuant to the provisions herein shall be in writing and in Chinese, and be delivered in person or sent via registered mail to the legally registered address of the other Party or be faxed to the fax number provided by the other Party. The date upon which such notice is deemed to be effectively made shall be determined as follows:

(a)	Any notice delivered by special courier shall be deemed to be effectively made on the date of the delivery by such special courier.

(b)	Any notice sent via registered mail shall be deemed to be effectively made on the seventh day (if the last day is Sunday or public holiday, the next working day,) of the posting (as indicated by the postmark).

(c)	Any notice sent by fax shall be deemed to be made upon the completion of faxing. The person sending the notice shall attach the report printed by the fax machine on the faxed document so as to prove that such document has been successfully faxed to the other Party.

Contact addresses or fax numbers of both Parties are as follows:

Party A:	China Life Insurance Company Limited
Address: China Life Building, 16 Chaowai Avenue, Chaoyang District, Beijing
Attention: Liu Tingan
Fax number: 86-10-85252260

Party B:	Chau Tak Hay
Address: C-14, Yi Yuan, 2 Wong Nai Chung Gap Road, Hong Kong
Fax number: (852) 28928844

Any Party who changes address or fax number shall notify the other Party in writing within one week of such change in accordance with the provisions of this Article.

11.	Confidentiality.

Party B is aware that he shall have access to the confidential business information of Party A, including without limitation, documents, materials, figures, information and plans. Party A confirms that such confidential information is solely owned by Party A and Party B shall be obligated to keep them confidential.

12.	Governing Law and Dispute Settlement.

12.1	All the disputes arising from the Agreement shall be settled through friendly negotiations by both Parties. If such negotiation fails, they shall be submitted for arbitration in accordance with the following terms in respect of arbitration:

(a)	All disputes or claims between (i) Party A and Party B and (ii) Party A’s shareholders and Party B arising out of the rights and obligations hereunder and under the Company’s Articles of Association, the Company Law and other relevant laws and administrative regulations and relating to the affairs of Party A shall be submitted for arbitration.

All parts of such disputes or claims shall be subject to arbitration. The Company or any of its shareholders, directors, supervisors, managers or other senior management who have the same cause of action or are required for the settlement of relevant dispute or claim shall comply with arbitration.

Disputes over shareholder identification and register of shareholders may not be submitted for arbitration.

(b)	Either Party may submit the disputes or claims described above to China International Economic Trade Arbitration Commission or to Hong Kong International Arbitration Center for arbitration in accordance with their respective arbitration rules. A Party shall be subject to arbitration by the arbitration body the other Party has chosen after such dispute or claim has been submitted to such arbitration body by the other Party.

If Hong Kong International Arbitration Center is selected, either Party may, in accordance with its arbitration rules, file for the change of arbitration venue to Shenzhen.

(c)	Unless otherwise provided by laws, administrative laws and rules, the resolution by arbitration of the disputes or claims set forth herein shall be governed by the laws of the PRC.

(d)	The arbitration award shall be final and binding on both Parties.

(e)	The terms regarding arbitration provided herein are agreed upon by both Parties, with Party A on behalf of both itself and each of its shareholders.

(f)	The submission for arbitration shall be deemed as authorizing the arbitration court to publicly hear the case and announce its arbitration award.

12.2	The execution, effectiveness, interpretation and performance of the Agreement shall be governed by the laws of the PRC.

13.	Miscellaneous.

13.1	The Agreement was executed by both Parties or their respective authorized representatives on the date set forth in the beginning of the Agreement. The Agreement shall come into effect upon the execution by both Parties and its effectiveness shall retroactively commence upon the date when Party B is appointed as an independent non-executive director. If necessary, both Parties may execute different counterparts of the Agreement. Upon execution, each such counterpart shall be deemed as an original of the Agreement, and all of them shall jointly constitute the Agreement and shall be deemed to be executed on the date set forth in the beginning of the Agreement notwithstanding each of its execution date.

13.2	Any amendment to the Agreement shall only be made in the form of a written agreement, signed by both Parties and approved by appropriate corporate actions taken by Parties A.

13.3	The illegality, invalidity or unenforceability of any term or condition hereof shall not affect the legality, validity or enforceability of the other terms and conditions hereof.

13.4	Party B shall comply with any rules and systems set down by Party A pursuant to laws and regulations of the PRC. Party A shall have the right to make amendments and supplements to such rules and systems and issue reward or punishment to Party B accordingly.

13.5	This Agreement shall be executed in Chinese.

13.6	Non-exercise or delayed exercise of any right, power, or privilege hereunder on the part of Party A shall not constitute the waiver of such right, power, or privilege.

13.7	All matters not addressed herein shall be governed by relevant laws and regulations and local regulations of the PRC.

13.8	This Agreement shall be executed in two originals, and each Party shall hold one original respectively after the signing and sealing by both Parties, each of which shall have the same legal effect.

Party A: China Life Insurance Company Limited

Legal Representative:	/s/ Wang Xianzhang
Wang Xianzhang

Witness:	<corporate seal>

Party B:	/s/ Chau Tak Hay
Chau Tak Hay

Witness: